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                                                                   EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 33-53485) and related Prospectus of Viacom Inc. and Viacom International Inc. related to the registration of $3,000,000,000 of senior debt securities, senior subordinated debt securities, subordinated debt securities, contingent value rights and preferred stock and to the incorporation by reference therein of our report dated August 27, 1993, except for Notes A and J, as to which the date is September 10, 1993, with respect to the consolidated financial statements of Paramount Communications Inc. included in the Viacom Inc. Current Report (Form 8-K) filed with the Securities and Exchange Commission on April 14, 1995.


                                                     ERNST & YOUNG LLP


New York, New York
November 14, 1996